Exhibit 99.1

       Network Engines Announces Financial Results for the Third Quarter
                                 of Fiscal 2005;
         Solid OEM Performance and Continued Progress in NS Series Sales
                               Channel Development

    CANTON, Mass.--(BUSINESS WIRE)--July 21, 2005--Network Engines, Inc. (NASDAQ:NENG), a leading provider of storage and security server appliance products and services, today reported financial results for the period ended June 30, 2005, its fiscal third quarter of 2005. Financial results were in line with or exceeded previously announced expectations.

    Third Quarter Financial Performance Highlights

    -- Net revenues of $24.3 million compared to $23.7 million in the fiscal second quarter of 2005 were in line with guidance of $23 million to $26 million.

    -- Gross profit of 16.8 percent of net revenues compared to 21.6 percent in the second quarter of fiscal 2005 and in line with guidance of 15 to 17 percent.

    -- Operating expenses for the quarter were $6.2 million compared to $6.5 million in the fiscal second quarter of 2005, and better than guidance of $6.6 million to $7.0 million.

    -- Net loss on a GAAP basis was $(1.8) million, or $(0.05) per share, better than the expected net loss of $(2.6) million to $(3.0) million. Net loss for the quarter compared to a net loss of $(1.1) million, or $(0.03) per share, in the second quarter of fiscal 2005.

    --  Cash, cash equivalents and short-term investments totaled
        $40.3 million at the close of the quarter, compared to $44.7 million at March 31, 2005 and in line with guidance of between $39 million and $41 million.

    "During the June quarter, we continued to execute on our growth strategy and are pleased with our progress to date," commented John Curtis, President and Chief Executive Officer of Network Engines. "Our OEM business continued to perform solidly and we made important strides in developing our sales channel for our NS Series Security Appliances both in Europe and North America. We remain excited about the opportunities ahead of us."

    OEM Appliance Operations

    Sales of OEM appliances to EMC Corporation were 83 percent of total net revenues in the fiscal third quarter compared to 85 percent in the fiscal second quarter of 2005. The Company continued to work closely with its roster of other top tier OEM partners such as Nortel, Network Intelligence, Computer Associates, SurfControl and Borderware. During the quarter the Company also signed two new customers for its unique value-add services.

    Distribution Operations

    Following the Company's exit from the business of selling third-party data storage networking products in December 2004, the distribution business is comprised of Network Engines' NS Series family of security appliances, powered by Microsoft's Internet Security and Acceleration (or ISA) Server 2004. As noted in last quarter's release, the Company is not providing a financial breakdown for its Distribution Operations until it has reached a more meaningful volume of NS Series sales.
    During the quarter, the Company's key accomplishments in its distribution business included:

    -- Launched ENGAGE program for NS Series reseller partners in North America, providing them with competitive discounts, incentives, training and support.

    -- Developed and rolled out a formal training program for North America NS Series partners.

    -- Commenced development of European market opportunity with InTechnology, establishing a core sales channel in the UK and rolling out into continental Europe with launches in Spain, Italy and France.

    -- Announced general release of enhancements to Network Engines' proprietary NEWS intellectual property that enable higher availability and improved management of NS Series Appliances.

    --  Launched the Network Engines ISA Plug-in Cooperative
        Enforcement (NICE) program for Microsoft ISA Server 2004 interoperability, providing a single framework for multiple third-party products to integrate with NS Series Appliances.

    -- Announced SurfControl, a provider of multi-layered Internet security technology, as the first member of the NICE program.

    "In April we indicated that we had an effective foundation in place for our channel sales infrastructure, including senior sales leadership for both Europe and North America," continued Curtis. "I am pleased to report that in the third quarter both sales teams have done an outstanding job of beginning to build effective sales operations that will support our future growth. We now have a platform of key trained partners in place in the U.K. and North America, and we have started to generate sales and build a pipeline of qualified prospects. Although we are still in the early stages of developing the NS Series opportunity, our growing insight into the NS Series market and increasingly effective relationships with our channel partners give us confidence that our progress will continue in the coming quarters."

    Business Outlook

    Network Engines currently anticipates the following results for its fiscal fourth quarter ending September 30, 2005, based on current forecasts from certain partners, historical and seasonal trends.

    -- Net revenues in the range of $20 million to $23 million, primarily attributable to OEM Appliance operations.

    -- Gross profit in the range of 11 percent to 13 percent of net revenues.

    --  Operating expenses between $6.7 million and $7.1 million.

    -- Net (loss) on a GAAP basis between a net loss of $(3.8) million to a net loss of $(4.2) million.

    -- Cash, cash equivalents and short-term investments of between $36 million and $38 million.

    "Given the current high concentration of our OEM business, our gross margins and profitability are sensitive to changes in its product mix," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "We still anticipate continued variability from quarter to quarter and limited visibility beyond a quarter. However, as a result of the progress we are making on the NS Series opportunity, combined with our strong balance sheet, we believe the opportunity ahead of us fully warrants our ongoing investment."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. (EDT) to discuss the fiscal 2005 third quarter results for the period ended June 30, 2005. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site. To listen to the conference call via phone, please dial + 1 (719) 457-2728 or (800) 475-3716 and reference "Network Engines." For those who cannot access the live broadcast, a replay will be available by dialing + 1 (719) 457-0820 or (888) 203-1112 and entering "4933695" from two hours after the end of the call until 11:59 p.m. (EDT) on July 28, 2005. The replay will also be available at the Network Engines web site.

    About Network Engines

    Network Engines is a leading developer and manufacturer of security and storage appliances. The Company works with its software partners to develop storage and security networking appliances for mission critical applications. Network Engines is headquartered in Canton, Massachusetts and trades on the NASDAQ market under the symbol NENG. For more information about the company's products and services, visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' (the "Company") future financial performance including statements regarding future revenues, gross profits, operating expenses, net income (loss), and cash, cash equivalents and short-term investments position and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2004 and the Company's Form 10-Q for the quarter ended March 31, 2005 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines and the Network Engines logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.


                        Network Engines, Inc.
           Condensed Consolidated Statements of Operations
                (in thousands, except per share data)
                             (unaudited)



                          Three Months Ended        Nine Months Ended
                     ----------------------------- -------------------
                     June 30,  March 31, June 30,       June 30,
                       2005      2005      2004      2005      2004
                     --------- --------- --------- --------- ---------


Net revenues          $24,305   $23,673   $34,381   $74,937  $105,851
Cost of revenues       20,220    18,552    28,609    60,688    86,686
                     --------- --------- --------- --------- ---------

 Gross profit           4,085     5,121     5,772    14,249    19,165

Operating expenses:
 Research and
  development           1,702     1,989     1,492     5,670     4,207
 Selling and
  marketing             2,535     2,352     2,177     7,312     6,570
 General and
  administrative        1,935     2,119     1,497     6,033     4,837
 Stock compensation         -        11        28        16       366
 Amortization of
  intangible assets         -         -        31         -       265
 Impairment of
  intangible assets         -         -         -         -     3,614
 Restructuring and
  other charges             -         -      (107)      366      (107)
                     --------- --------- --------- --------- ---------

  Total operating
   expenses             6,172     6,471     5,118    19,397    19,752

Income (loss) from
 operations            (2,087)   (1,350)      654    (5,148)     (587)
Other income              286       238        72       686       216
                     --------- --------- --------- --------- ---------

Net income (loss)     $(1,801)  $(1,112)     $726   $(4,462)    $(371)
                     ========= ========= ========= ========= =========

Net income (loss) per
 share - basic         $(0.05)   $(0.03)    $0.02    $(0.12)   $(0.01)
                     ========= ========= ========= ========= =========

Net income (loss) per
 share - diluted       $(0.05)   $(0.03)    $0.02    $(0.12)   $(0.01)
                     ========= ========= ========= ========= =========

Shares used in
 computing basic net
 income (loss) per
 share                 37,582    37,306    36,886    37,357    36,445

Shares used in
 computing diluted
 net income (loss)
 per share             37,582    37,306    40,042    37,357    36,445


                        Network Engines, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)
                             (unaudited)

                                             June 30,    September 30,
                                               2005          2004
                                           ------------- -------------

ASSETS

Current assets:

  Cash and cash equivalents                     $10,972       $12,974
  Short-term investments                         29,280        26,614
  Restricted cash                                    47            47
  Accounts receivable, net                       10,160        13,222
  Inventories                                    12,644        14,342
  Other current assets                              801         1,257
                                           ------------- -------------

 Total current assets                            63,904        68,456

Property and equipment, net                       2,005         1,623
Goodwill                                          7,769         7,769
Other assets                                        100           173
                                           ------------- -------------

  Total assets                                  $73,778       $78,021
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                              $5,953        $9,312
   Accrued liabilities                            2,941         3,543
   Capital lease payable                             22             -
   Deferred revenue                               3,858           493
                                           ------------- -------------

 Total current liabilities                       12,774        13,348

   Capital lease payable                             79             -

Stockholders' equity:
  Common stock                                      403           397
  Treasury stock                                 (2,838)       (2,838)
  Additional paid-in capital                    178,390       177,688
  Deferred stock compensation                         -            (7)
  Accumulated deficit                          (115,030)     (110,567)
                                           ------------- -------------

 Total stockholders' equity                      60,925        64,673

                                           ------------- -------------

  Total liabilities and stockholders'
   equity                                       $73,778       $78,021
                                           ============= =============

    CONTACT: Financial Dynamics
             Ian Bailey / Peter Schmidt, 212-850-5600